Exhibit 99.1
National Interstate Corporation Reports Earnings for the 2010 First Quarter
•	Net income of $10.6 million or $.55 per share

•	Book value per share of $14.71 increased 4.6% in the 2010 first quarter

•	ROE of 15.2%
Richfield, Ohio, May 6, 2010 — National Interstate Corporation (Nasdaq: NATL) today reported net income of $10.6 million ($.55 per share) and gross premiums written of $105.8 million for the 2010 first quarter. The table below shows the Company’s net income determined in accordance with U.S. generally accepted accounting principles (GAAP), reconciled between net after-tax earnings from operations, the change in the valuation allowance related to net capital losses, and after-tax net realized gains from investments, all of which are non-GAAP financial measures:

	Three Months Ended March 31,
	2010	2009
	(In thousands, except per share data)
Net after-tax earnings from operations	$9,202	$12,507
Change in valuation allowance related to net capital losses	810	124
After-tax net realized gain from investments	574	15

Net income	$10,586	$12,646

Net after-tax earnings from operations per share, diluted	$0.48	$0.64
Change in valuation allowance related to net capital losses per share, diluted	0.04	0.01
After-tax net realized gain from investments per share, diluted	0.03	—

Net income per share, diluted	$0.55	$0.65

Earnings from Operations: Dave Michelson, President and Chief Executive Officer commented, “We are faced with the difficult task of trying to compare a very good 2010 first quarter to an exceptional 2009 first quarter. Earnings from operations for the 2010 first quarter were solid and consistent with our expectations. We feel that keeping our combined ratio in the mid 80’s and a steady contribution from investments is a favorable outcome and represents a strong start for the year.”
Net earnings from operations, comprised of underwriting income and recurring investment income, was $9.2 million for the 2010 first quarter, a decrease of 26% compared to 2009 first quarter. The net earnings variance was primarily the result of a 7.5 percentage point increase when comparing combined ratios of 86.5% and 79.0% for the 2010 and 2009 first quarters, respectively. The 2009 first quarter underwriting results were favorably impacted by unusually low claims activity and underwriting expenses which compared to more typical claims results and slightly elevated underwriting expenses for the 2010 first quarter.
Claims: The loss and loss adjustment expense (LAE) ratio for the 2010 first quarter was 61.4% which the Company considers to be in the expected range when compared to recent results such as the 2009 fourth quarter and full year loss and LAE ratios of 61.8% and 60.8%, respectively. In contrast, the loss and LAE ratio for the 2009 first quarter was 4.8 percentage points better than the 2010 first quarter reflecting unusually low large claims activity for the 2009 period. During the 2010 first quarter, the Company experienced favorable development from prior year claims of $1.7 million which reduced the loss and LAE ratio by 2.4 percentage points for the quarter.
Expenses: The underwriting expense ratio of 25.1% for the 2010 first quarter was slightly higher than the historical run rate. The Company’s niche products have varying commissions and other policy acquisition costs associated with them and, as a result, the mix of business written in a particular quarter contributes to quarterly fluctuations in the underwriting expenses. Additionally, the 2010 first quarter was elevated by approximately 0.8 percentage points due to legal and professional costs associated with the Vanliner acquisition and other product development efforts.
Net investment income of $5.0 million for the 2010 first quarter was in line with the 2009 first quarter. The Company continues to experience lower yields during this extended low interest rate environment when reinvesting proceeds from maturing holdings. During the 2010 first quarter the Company again added to its corporate debt holdings to help maintain yield and further diversify the portfolio.
Deferred Income Tax Valuation Allowance: In 2008, the Company established a valuation allowance on deferred tax assets associated with its net realized investment losses, primarily impairment charges during the financial crisis, which increased the 2008 effective tax rate. Beginning in the 2009 first quarter and continuing through the 2010 first quarter, this valuation allowance decreased resulting in a corresponding decrease in the federal income tax expense. No valuation allowance against deferred tax assets existed at March 31, 2010.
Realized Investment Gains: The Company reported net realized gains from investments for the fifth consecutive quarter. The Company has effectively responded to market opportunities to generate capital gains to supplement recurring investment income. Net realized gains from investments for the 2010 and 2009 first quarters were as follows:

	Three Months Ended March 31,
	2010	2009
	(In thousands)
Other-than-temporary impairments	$—	$(607)
Net gains on sales and equity partnership	882	630

Net realized gains from investments	$882	$23

The portfolio value improved from a net unrealized loss position of $19.8 million at March 31, 2009 to a net unrealized gain position of $8.7 million at March 31, 2010. The Company continues to maintain a high quality and diversified portfolio with 91% of its holdings rated as investment grade. Pre-tax net unrealized investment gains (losses) at March 31, 2010 by investment type were as follows:

	March 31, 2010
		Net Unrealized
	Fair Value	Gain (Loss)
	(In thousands)
U.S. government and agencies	$213,265	$1,944
State and local government	160,250	3,896
Mortgage backed securities	123,234	(1,415)
Corporate obligations	77,365	1,408
Preferred redeemable securities	11,746	(680)

Total fixed maturities	$585,860	$5,153

Perpetual preferred stock	1,437	117
Common stock	28,414	3,469

Total equity securities	$29,851	$3,586

Cash and short-term investments	$24,798	$—

Total	$640,509	$8,739

Gross Premiums Written:
The table below summarizes gross premiums written by business component:

	Three Months Ended March 31,
	2010		2009
	Amount	Percent	Amount	Percent
		(Dollars in thousands)
Alternative Risk Transfer	$65,945	62.3%	$79,377	67.6%
Transportation	18,052	17.1%	16,196	13.8%
Specialty Personal Lines	16,889	16.0%	16,117	13.7%
Hawaii and Alaska	4,001	3.8%	4,561	3.9%
Other	917	0.8%	1,167	1.0%

Gross premiums written	$105,804	100.0%	$117,418	100.0%

Reported gross premiums written for the 2010 first quarter were below the 2009 first quarter, but two non-recurring items in the alternative risk transfer component need to be considered when comparing the two periods. The 2010 first quarter would have been approximately 7% above last year after adjusting for the two items which are explained below.
Alternative Risk Transfer (ART): The 2010 first quarter ART gross premiums written and comparisons to the 2009 first quarter were impacted by a change in the renewal date for one program and the residual impact of a decision made in late

2008 to reduce lines of coverage in another program. The change in the program renewal date will result in approximately $11 million of premium that was reported in the 2009 first quarter to be reported in the 2010 third quarter. The Company reported approximately $9 million less in premium written in the 2010 first quarter compared to the 2009 first quarter from the program with reduced lines of coverage. There will not be a similar impact on remaining 2010 quarter over quarter comparisons. Adjusting for these two items, the ART component grew approximately 9% in the 2010 quarter when compared to the 2009 first quarter. The ART growth was a combination of the continued near 100% renewal rate in our group captive programs and the addition of new insureds to our existing programs including the seven new programs added in 2009.
Transportation and Hawaii and Alaska: Competitive conditions continue to exist in these two traditional commercial insurance markets. However, for the first time in nearly two years, the transportation component grew when compared to the same prior year quarter. Transportation gross premiums written for the 2010 first quarter of $18.1 million were 11.5% above the 2009 first quarter. In recent months, the Company increased its marketing efforts including geographic expansion of its paratransit product, expanded distribution sources, and emphasis on top-tier truck and passenger transportation accounts.
Specialty Personal Lines: Gross premiums written in the specialty personal lines component grew 4.8% for the 2010 first quarter compared to the same periods in 2009. The net growth in this component continues to be attributable to marketing initiatives related to the commercial vehicle product offset by declines in recreational vehicle. During the 2010 first quarter, the Company introduced commercial vehicle in two additional states, Alabama and Georgia, and continues to expand distribution sources for this product. The Company plans to further increase the number of states it markets commercial vehicle throughout the year.
Mr. Michelson said, “We had a lot of exciting top line activity in the 2010 first quarter. Our three largest components, alternative risk transfer, transportation and specialty personal lines all had products that grew during the quarter. We continue to add customers in both the newer and established captive products as well as the commercial vehicle product. The positive movement related to the transportation component was especially good news and we are cautiously optimistic that we can build further momentum in this component in 2010.”
Acquisition of Vanliner Insurance Company: The Company recently announced that that its principal insurance subsidiary, National Interstate Insurance Company, entered into a definitive agreement to acquire Vanliner Insurance Company, a subsidiary of UniGroup, Inc. Vanliner is a market leader in providing insurance for the moving and storage industry. The Company views the Vanliner acquisition as a compliment to its existing insurance products and an extension of its successful specialty niche business model.
Under the agreement, National Interstate will pay approximately $125 — $135 million in cash, which represents Vanliner’s tangible book value at closing. The purchase price may be adjusted after closing based on Vanliner’s final closing date balance sheet. As part of the definitive agreement, UniGroup has agreed to provide National Interstate with comprehensive financial guarantees related to the runoff of Vanliner’s balance sheet following the close whereby both favorable and unfavorable balance sheet development inures to UniGroup. National Interstate does not expect the transaction to have a material effect on 2010 earnings. Beginning in 2011, the acquisition is expected to be accretive to earnings and return on shareholders’ equity. Vanliner wrote approximately $104 million of gross moving and storage premiums in 2009, representing approximately 58% of its total business. The definitive agreement has been approved by the Board of Directors of all involved parties. A closing is anticipated in the 2010 second quarter subject to customary closing conditions and regulatory approvals.
Summary Comments: “Period to period comparisons of gross premiums written and earnings were not straight forward this quarter,” stated Mr. Michelson. “However, when we break down the results we are satisfied that we are on track to meet our 2010 objectives. We had positive activity related to growth in several businesses, our earnings continue to be strong, and the acquisition of Vanliner Insurance Company is an exciting opportunity and important step forward for us.”
Earnings Conference Call
The Company will hold a conference call to discuss the 2010 first quarter results this morning, May 6, 2010 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (888) 713-4211 and providing the confirmation code 68561814. Please dial in 5 to 10 minutes prior to the scheduled starting time. To pre-register for the conference call, go to https://www.theconferencingservice.com/prereg/key.process?key=P7CDDNYDM and follow the instructions provided. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.

Forward-Looking Statements
This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to manage our growth strategy, including the execution of the pending acquisition of Vanliner; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.
About National Interstate Corporation
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves by offering insurance products and services designed to meet the unique needs of targeted insurance buyers. Our products include insurance for transportation companies, alternative risk transfer, or captive insurance programs for commercial risks, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).
Contact:
Tanya Inama
National Interstate Corporation
877-837-0339
investorrelations@nationalinterstate.com
www.natl.com

NATIONAL INTERSTATE CORPORATION
SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Operating Data:
Gross premiums written	$105,804	$117,418

Net premiums written	$81,454	$88,473

Premiums earned	$70,181	$69,439
Net investment income	4,959	5,010
Net realized gains on investments (*)	882	23
Other	818	788

Total revenues	76,840	75,260
Losses and loss adjustment expenses	43,104	39,326
Commissions and other underwriting expenses	14,836	13,019
Other operating and general expenses	3,626	3,292
Expense on amounts withheld	809	867
Interest expense	12	120

Total expenses	62,387	56,624

Income before income taxes	14,453	18,636
Provision for income taxes	3,867	5,990

Net income	$10,586	$12,646

Per Share Data:
Net income per common share, basic	$0.55	$0.66
Net income per common share, assuming dilution	$0.55	$0.65

Weighted average number of common shares outstanding, basic	19,328	19,300
Weighted average number of common shares outstanding, diluted	19,409	19,353

Cash dividend per common share	$0.08	$0.07

(*)	Consists of the following:

Realized gains before impairment losses	$882	$630

Total losses on securities with impairment charges	—	(607)
Non-credit portion in other comprehensive income	—	—

Net impairment charges recognized in earnings	—	(607)

Net realized gains on investments	$882	$23

GAAP Ratios:
Losses and loss adjustment expense ratio	61.4%	56.6%
Underwriting expense ratio	25.1%	22.4%

Combined ratio	86.5%	79.0%

Return on equity (a)	15.2%	22.9%
Average shareholders’ equity	$277,903	$220,491

	At March 31,	At December 31,
	2010	2009
Balance Sheet Data (GAAP):
Cash and investments	$640,509	$614,974
Reinsurance recoverable	151,617	149,949
Total assets	1,007,315	955,753
Unpaid losses and loss adjustment expenses	426,882	417,260
Long-term debt	15,000	15,000
Total shareholders’ equity	$284,489	$271,317
Book value per common share, basic (at period end)	$14.71	$14.06
Common shares outstanding at period end (b)	19,343	19,302

(a)	The ratio of annualized net income to the average of shareholders’ equity at the beginning and end of the period.

(b)	Common shares outstanding at period end include all vested common shares. At March 31, 2010 and December 31, 2009 there were 88,500 and 91,500, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in the calculation upon vesting.